Exhibit 10 (ii)(23)

CONFIDENTIAL AGREEMENT

It being mutually agreed between Sears, Roebuck and Co. ("Sears") and Julian Day ("Executive") that he resign from Sears, the parties intending to be legally bound and for good and valuable consideration agree as follows:

1. Executive agrees to discontinue all job duties effective October 1, 2000. During the period October 2, 2000 through October 1, 2002, Executive will be placed on leave of absence status and will be paid his current base salary, less legal deductions, in the form of salary continuation. After October 1, 2001, all salary and Annual Incentive payments owed hereunder will be reduced by the amount of any other salary and bonus payments or income from self-employment received by the Executive during the period from October 1, 2001 through September 30, 2002. This Agreement is contingent on Executive resigning in writing from Sears to be effective October 1, 2000.

2. Executive will be paid an Annual Incentive payment for all of 2000 based on actual results, payable at the normal time and in the normal manner. Subject to possible reduction pursuant to Paragraph 1, above, Executive will be entitled to a target Annual Incentive payment for fiscal year 2001 and fiscal year 2002 payable at the normal time. Executive will be eligible for a prorated Long Term Incentive payout for the 1999-2001 cycle through December 31, 2000, payable at the normal time and based on actual results. Executive will not be eligible for any other Annual or Long Term Incentive stock option grants or payments.

3. All benefits for which Executive is currently eligible and enrolled in, with the exception of Long-Term Disability, Flexible Spending Accounts, and deferred compensation will continue during Executive's period of inactive status (through October 1, 2002). After October 1, 2002, Executive will receive all payments and benefits to which he is entitled as governed by the terms and conditions of Sears benefit programs then in effect. A lump sum payment will be made for any unused vacation benefits within a reasonable period of time after October 1, 2000. Executive will not be entitled to any vacation after October 1, 2000.

4. Except as otherwise prohibited by applicable law, in the event of the death of Executive prior to Executive's receiving the full amounts of salary continuation or other incentive or benefit payments owed hereunder, the remainder of such amounts and benefits shall, for the same period as would have occurred had Executive survived through September 30, 2002, be paid or provided to such person or persons as Executive shall designate in writing, or in the absence of such designation, to Executive's estate.

5. Stock options and restricted stock will continue to vest through October 1, 2002 in accordance with their respective grant letters. Vested stock options will be exercisable for a period of three calendar months thereafter and will expire in accordance with their respective grant letters. Executive will not be entitled to service allowance or any other severance benefits, including without limitation any such benefits payable under the Executive Non-Compete/Change of Control Agreement executed by Executive as of May 2, 1999.

6. At Sears own expense, it will provide Executive with out-placement services with a provider mutually acceptable to Sears and Executive. In addition, Executive will be permitted to consult with any professional recruitment firm which provides, or has provided, services for Sears without any objection from Sears; provided, however, Sears will not pay any fees, expenses or other costs associated with any such consultation. Also, Executive will be provided with administrative support from Sears through December 31, 2000.

7. Sears will pay the reasonable costs of relocation of Executive and his family from California to Illinois in accordance with Sears relocation policy, including (but not by way of limitation) all closing costs in connection with the Executive's sale of his California residence.

8. Executive agrees that his decision to discontinue his job duties and resign his position as an Executive of Sears is irrevocable and that he is not eligible for re-employment with Sears at any future time.

9. Executive will not make derogatory statements, either written or oral, or otherwise disparage Sears, its products, services, or present or former employees, officers or directors, and will not permit others to make derogatory or disparaging statements on his behalf. Sears management will be instructed to not provide any party with any information regarding Executive's employment with and departure from Sears other than, or which is inconsistent with, the information provided in a press release issued by Sears. In response to any reference inquiry from any party considering entering into an employment or similar relationship with Executive, Sears will provide a statement substantially the same as the sample statement attached to this Agreement as Exhibit A.

10. Executive agrees that the existence and terms of this Agreement, including the compensation paid to him, and his discussions with Sears regarding this Agreement, shall be considered confidential and shall not be disclosed or communicated in any manner except: (a) as required by law; or (b) to Executive's spouse or financial/legal advisors, all of whom shall agree to keep such information confidential. In addition, Executive agrees not to disclose any Confidential Information or proprietary information regarding Sears and its affiliates except upon written consent of Sears. "Confidential Information" means information (a) disclosed to or known by Executive as a consequence of or through Executive's employment with Sears; (b) not generally known outside Sears; and (c) which relates to Sears business. Executive will not, except as Sears may otherwise expressly consent or direct in writing, reveal or disclose, sell, use, lecture upon or publish any Confidential Information or proprietary information. Executive's obligation under this paragraph will cease as to any information which has become publicly known through a source other than the Executive.

11. Executive agrees that for a period starting from the execution of this Agreement and ending on October 1, 2002, Executive will not, directly or indirectly (through another business or person), engage in the following activities or assist others in such activities, anywhere in the United States or in any other jurisdiction outside of the United States in which Sears conducts or plans to conduct its business:

a) Hiring, recruiting, or attempting to recruit for any person or business entity that is a Competitor (as defined below) of Sears, any person employed by Sears; and

b) Being employed by, being connected to, or consulting for any person who or business entity which is a Competitor of Sears business or planned business at the time of the termination of Executive's active employment with Sears.

12. For the purposes of this Agreement, "Competitor" shall be defined as any business and any branch, office or operation thereof, which is in material competition with Sears, including without limitation, any direct marketing, electronic commerce, retail department, specialty or home furnishings, appliance, electronics, credit card, or home improvement business with annual gross sales in excess of $500 million, and any vendor with annual gross sales of services or merchandise to Sears in excess of $100 million.

13. For the period from October 1, 2001 through September 30, 2002, Executive shall promptly notify Sears of any employment or self-employment that he has obtained and inform Sears of any salary and bonus payments or income from self-employment received by Executive during that period. In response to requests by Sears from time to time, Executive shall authorize Executive's future employers (and/or other entities with whom Executive has a substantial business relationship) to release to Sears, on a confidential basis, information about compensation paid to Executive from October 1, 2001 through September 30, 2002.

14. Executive agrees that, for a period of two (2) years, he will fully and completely cooperate with Sears in all investigations, potential litigation or litigation in which Sears is involved or may become involved; provided, however, that such cooperation by Executive shall be scheduled in a reasonable manner, at mutually satisfactory times and places which do not interfere unreasonably with Executive's other commitments and obligations. Executive shall be paid at a rate of $5,000 per day for time devoted to such cooperation and shall be reimbursed for his reasonable out-of-pocket expenses, such as for travel, lodging, courier or telephone charges, in connection with his cooperation with Sears in any such investigation, potential litigation or litigation to the extent permitted by law, provided such investigation, potential litigation or litigation does not directly relate to an alleged wrongdoing by Executive. Executive shall not be entitled to any additional compensation in connection with his cooperation with respect to any such investigation, potential litigation or litigation.

15. Executive agrees that in consideration for the above settlement to not voluntarily act as a witness, consultant or expert for any person or party in any action against or involving Sears or any corporate relative of Sears, unless subject to judicial enforcement to appear as a fact witness only.

16. Irreparable harm would result from any breach by Executive of the non-competition, non-solicitation and confidentiality provisions of this Agreement, and monetary damages alone would not provide adequate relief for any such breach. Accordingly, if Executive breaches this Agreement, injunctive relief in favor of Sears is proper. Moreover, any award of injunctive relief shall not preclude Sears from seeking or recovering any lawful compensatory damages which may have resulted from a breach of this Agreement, including a forfeiture or any payments not made and a return of any payments already received.

17. Executive acknowledges and agrees that the non-competition, non-solicitation and confidentiality restrictions set forth above are reasonable, and are necessary to prevent the use and disclosure of Sears Confidential Information and to otherwise protect the legitimate business interests of Sears.

18. This Agreement does not constitute an admission by Executive or Sears or any of its subsidiaries or affiliates of any unlawful acts or any violation of federal, state or local laws.

19. If any action is brought by either party for the breach of any provision of this Agreement, the prevailing party shall be entitled to recover costs and reasonable attorney's fees.

20. The parties agree that this Agreement may be used as evidence only in a subsequent proceeding in which one of the parties alleges a breach of this Agreement.

21. This Agreement will supersede and nullify any previous agreements between Sears and Executive dealing with the same subject matter contained herein and will settle and compromise any and all claims based on any previous agreements or alleged agreements between Sears and Executive. If any provision of this Agreement conflicts with any other agreement, policy, plan, practice or other Sears document, then the provisions of this Agreement will control. This Agreement embodies the entire agreement between the parties and may not be modified except by a written agreement between the parties.

22. If any provision(s) of this Agreement shall be found invalid, illegal, or unenforceable, in whole or in part, then such provision(s) shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision(s) had been originally incorporated herein as so modified or restricted, or as if such provision(s) had not been originally incorporated herein, as the case may be.

23. This Agreement is further contingent upon Executive signing and not revoking the attached General Release and Waiver attached as Appendix A, the terms of which are also to be considered part of this Agreement. If the General Release and Waiver is revoked by Executive, this Agreement will not be effective or enforceable, and Executive will not receive any payments under this Agreement.

24. This Agreement will be governed under the internal laws of the State of Illinois. Executive agrees that the state and federal courts located in the State of Illinois shall have exclusive jurisdiction in any action, suit or proceedings based on or arising out of this Agreement, and Executive hereby (a) submits to the personal jurisdiction of such courts; (b) consents to the service of process in connection with any action, suit, or proceeding against Executive; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction, venue or service of process.

25. All of the foregoing and the attached General Release and Waiver shall inure to the benefit of and be binding upon Sears, its successors and assigns, and inure to the benefit of and be binding upon Executive's heirs, executors, administrators, successors and assigns. In the event of Executive's death or disability, Executive's stock options will be governed by the terms of the applicable stock option plan and stock option agreements.

 Agreed to:

By: /s/Andrew Berstein for Julian Day as his legal representative JULIAN DAY	By: /s/ John T. Sloan SEARS, ROEBUCK AND CO.
Date: 12/4/00	Date: 11/22/00

Appendix A

GENERAL RELEASE AND WAIVER

1. In consideration of the benefits described in a certain Confidential Agreement between the parties, Executive, for himself, his spouse, heirs, administrators, children, representatives, executors, successors and assigns (collectively, "Releasers"), do hereby release, waive, and forever discharge Sears, its agents, subsidiaries, affiliates, related organizations, employees, officers, directors, attorneys, successors, and assigns (collectively, the "Releasees") from, and does fully waive any obligations of Releasees to Releasers for, any and all liability, actions, charges, causes of action, demands, damages, or claims for relief, remuneration, sums of money, accounts or expenses (including attorneys' fees and costs) of any kind whatsoever, whether known or unknown or contingent or absolute, which heretofore has been or which hereafter may be suffered or sustained, directly or indirectly, by Releasers in consequence of, arising out of, or in any way relating to Executive's employment with Sears or any of its affiliates and the termination of his employment. The foregoing release and discharge, waiver and covenant not to sue includes, but is not limited to, all claims and any obligations or causes of action arising from such claims, under common law including wrongful or retaliatory discharge, breach of contract and any action arising in tort including libel, slander, defamation or intentional infliction of emotional distress, and claims under any federal, state or local statute including Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866 and 1871 (42 U.S.C. § 1981), the National Labor Relations Act, the Age Discrimination in Employment Act (ADEA), the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, the Illinois Human Rights Act, or the discrimination or employment laws of any state or municipality, and/or any claims under any express or implied contract which Releasers may claim existed with Releasees. This General Release and Waiver does not apply to any claims or rights that may arise after the date Executive signed this General Release and Waiver or to any claims under the attached Agreement.

Excluded from this General Release and Waiver are any claims which cannot be waived by law, including but not limited to the right to file a charge with or participate in an investigation conducted by certain government agencies. Executive does, however, waive Executive's right to any monetary recovery should any agency (such as the Equal Employment Opportunity Commission) pursue any claims on Executive's behalf. Executive represents and warrants that Executive has not filed any complaint, charge, or lawsuit against the Releasees with any government agency or any court.

In addition, Executive agrees never to sue Releasees in any forum for any claim covered by the above waiver and release language, except that Executive may bring a claim under the ADEA to challenge this General Release and Waiver. If Executive violates this General Release and Waiver by suing Releasees, other than under the ADEA, Executive shall be liable to Sears for its reasonable attorneys' fees and other litigation costs incurred in defending against such a suit.

2. Except for the rights and obligations expressly provided by or arising under the attached Agreement, or expressly provided under any other written agreement between the parties or pursuant to any written Sears employee benefit plan, Sears hereby releases, acquits, withdraws and forever discharges Executive, to the extent permitted by law, from any and all claims or causes of action Sears or any of its affiliates may have or had, in law or in equity, relating to Executive's conduct as an employee, officer or director of Sears or any of its affiliates; provided, however, that this General Release and Waiver shall not apply to, and Sears does not release Executive from or waive, any claim or cause of action it may have or had against Executive to the extent such claim or cause of action is based upon fraudulent or unlawful behavior of Executive and the relevant facts or matters are unknown or undisclosed to Sears Executive Committee as of the date of the execution of this General Release and Waiver.

3. Executive acknowledges and recites that:

a. Executive entered into this Agreement knowingly and voluntarily;

b. Executive has read and understands this Agreement in its entirety;

c. Executive has been advised and directed orally and in writing (and this Paragraph c constitutes such written direction) to seek legal counsel and any other advice he wishes with respect to the terms of this General Release and Waiver before executing it;

d. Executive's execution of this General Release and Waiver has not been forced by any employee or agent of Sears, and Executive has had an opportunity to negotiate about the terms of this General Release and Waiver; and

e. Executive has been offered 21 calendar days after receipt of this Agreement to consider its terms before executing it.

4. Executive shall have seven days from the date hereof to revoke this General Release and Waiver by providing written notice of the revocation to Sears General Counsel, in which event the attached Agreement shall be unenforceable and null and void.

5. It is understood that the delivery of the consideration herein stated does not constitute an admission of liability by Sears and that any liability is expressly denied by Sears.

  IN WITNESS WHEREOF, the parties have executed this General Release and Waiver on the date indicated below.

Date:______________	JULIAN DAY /s/ Julian Day Executive
Witnessed by:_________________________
Date: 11/22/00	SEARS, ROEBUCK AND CO. By: /s/ John T. Sloan
Its: Executive Vice President - Human Resources